Exhibit 12.1
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                                             Statement Re: Computation of Earnings to Fixed Charges
                                                               (dollars in millions)

                                                         Nine Months
                                                            Ended                              Years Ended
                                                        September 30,                          December 31,
                                                      ------------------     ----------------------------------------------
                                                       1997        1996       1996      1995      1994      1993       1992
                                                       ----        ----       ----      ----      ----      ----       ----
                          Earnings
(A)
      Pretax Income from continuing operations           $3.8      $116.5    $172.7    $310.8    $202.7    $(43.8)   $(143.3)
      Earnings of unconsolidated subsidiaries           (10.7)       (8.2)    (10.8)    (12.1)     (4.6)     (7.9)     (14.3)
      Add:
       Fixed Charges                                     52.8        46.3      61.1      62.1      65.6      64.7       62.0
       Capitalized interest adjustment                  (13.1)       (7.8)    (15.0)     (7.6)     (7.7)    (12.0)     (13.9)
       Minority interest                                  2.3         5.3       8.1       7.6       9.6       8.5        5.3
                                                        -----      ------    ------    ------    ------      ----    -------
       Adjusted Earnings                                $35.1      $152.1    $216.1    $360.8    $265.6      $9.5    $(104.2)
                                                        =====      ======    ======    ======    ======      ====    =======

(B)                    Fixed Charges
      Interest expense                                  $13.1       $12.5     $16.7     $18.8     $22.1     $21.0      $17.1
      Unconsolidated subsidiary interest expense          4.5         0.6      --        --        --        --         --
      Interest portion of rent expense                   17.3        15.3      20.6      19.5      19.7      19.9       21.1
      Majority owned subsidiary fixed charges            17.9        17.9      23.8      23.8      23.8      23.8       21.1
                                                        -----      ------    ------    ------    ------      ----    -------
       Fixed Charges                                    $52.8       $46.3     $61.1     $62.1     $65.6     $64.7      $62.0
                                                        =====      ======    ======    ======    ======      ====    =======

(A)/(B) Ratio of Earnings to Fixed Charges                0.7         3.3       3.5       5.8       4.1       0.1       --
                                                        =====      ======    ======    ======    ======      ====    =======

      Note: Earnings were insufficient to cover fixed charges for the period ended December 31, 1992 by $168.

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